FHLB Des Moines Announcement

June 29, 2009

Members –

The Federal Home Loan Bank of Des Moines (the Bank) is pleased to announce the completion on June 24, 2009, of a bulk sale of more than 14,000 mortgages from its Mortgage Partnership Finance® (MPF®) portfolio with a total outstanding principal balance of $2.12 billion. As part of the Bank’s ongoing efforts to support mortgage lending by its members, these mortgages were sold to Fannie Mae in order to reduce the proportion of fixed rate mortgage assets on the Bank’s balance sheet and, thereby, to reduce its exposure to changing interest rates and the costs associated with mitigating market risk.

With the disruption in secondary mortgage markets that has accompanied the current economic crisis, many of the Bank’s members have increasingly relied upon the MPF program to provide home loans in the communities they serve. The Bank’s purchases of loans through the MPF program increased from $370 million in 2007 to $1.2 billion in 2008, resulting in newly acquired mortgage assets approximately equal to runoff of previously acquired mortgages during 2008. Earlier this year, the Bank introduced the MPF Xtra™ product, a new program that provides a conduit for members to sell qualifying mortgages on favorable terms to Fannie Mae. Through MPF Xtra, the Bank can continue to support fixed rate home lending by its members without taking additional mortgage assets onto its own balance sheet. MPF Xtra is currently available to members on a “servicing retained” basis. The Bank is seeking regulatory approval to offer MPF Xtra on a “servicing released” basis as well.

The bulk mortgage transaction completed last week was part of a broader balance sheet restructuring process through which the Bank was able to reduce its fixed rate mortgage assets by approximately 20%. Proceeds of the sale are being used to retire associated fixed rate debt and to acquire additional assets with fixed terms more closely matched to the remaining debt. Overall, these transactions are expected to result in a charge to earnings for the second quarter of 2009 and an improvement in future earnings, but the Bank expects to report a profit for the second quarter of 2009. Additional details along with financial results for the quarter ending June 30 will be reported by the Bank in its Form 10-Q, expected to be filed on or before August 14, 2009.

We remain committed to serving the needs of our 1,250 members not only through our funding and liquidity products, but also with mortgage purchase or conduit, affordable housing programs and other services.

Thank you for your continued support,

Richard S. Swanson
President & CEO

® Mortgage Partnership Finance and MPF are registered trademarks of FHLB Chicago.

™ MPF Xtra is a trademark of FHLB Chicago.